Exhibit 2.1

AGREEMENT AND PLAN OF AMALGAMATION

BY AND AMONG

S&G COMPANY, LTD.,

DAEWON SEMICONDUCTOR PACKAGING INDUSTRIAL CO., LTD.,

AND

PEAK INTERNATIONAL LIMITED

DATED AS OF MARCH 26, 2008

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3.2	Charter Documents	27
3.3	Authority Relative to this Agreement	27
3.4	No Conflict; Required Filings and Consents.	27
3.5	Financing; Sufficiency of Funds	28
3.6	Solvency	28
3.7	Capitalization of Merger Sub	29
3.8	Brokers	29
3.9	Merger Sub Board Approval	29
3.10	Certain Arrangements	29
3.11	Information in Proxy Statement	29
3.12	Ownership of Peak Shares	30
3.13	No Additional Representations	30

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		31
4.1	Conduct of Business by Peak	31

ARTICLE V ADDITIONAL AGREEMENTS		34
5.1	Formation of S&G Sub	34
5.2	Regulatory Publications and Filings; Preparation of Certificate of Amalgamation	34
5.3	Approval of Shareholders of Peak.	36
5.4	Merger Sub Written Resolution	37
5.5	Confidentiality; Access to Information	37
5.6	No Solicitation	37
5.7	Public Disclosure	39
5.8	Commercially Reasonable Efforts	39
5.9	Third Party Consents	40
5.10	Share Options and Employee Benefits.	40
5.11	Notification	41
5.12	Indemnification	42
5.13	Guaranty of S&G and Merger Sub Obligations	43
5.14	Payment of Certain Accounts Payable and Closing Costs	43
5.15	Agreement to Defend; Shareholder Litigation	43
5.16	Corporate Authority	43

ARTICLE VI CONDITIONS TO THE AMALGAMATION		44
6.1	Conditions to Obligations of Each Party to Effect the Amalgamation	44
6.2	Additional Conditions to the Obligations of S&G and Merger Sub	44
6.3	Additional Conditions to the Obligations of Peak	45

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		46
7.1	Termination	46
7.2	Notice of Termination; Effect of Termination	49
7.3	Fees and Expenses	49
7.4	Amendment	49
7.5	Extension; Waiver	49

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ARTICLE VIII GENERAL PROVISIONS		49
8.1	Non-Survival of Representations and Warranties	49
8.2	Notices	49

8.3	Interpretation; Knowledge	50
8.4	Counterparts	52
8.5	Entire Agreement; Third Party Beneficiaries	52
8.6	Severability	52
8.7	Other Remedies; Specific Performance	52
8.8	Applicable Law	52
8.9	Rules of Construction	53
8.10	Assignment	53

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement

Schedule 5.14	Accounts Payable Costs and Transaction Costs

Schedule 6.2(c)	Consents

Schedule 6.2(e)	Management Resignations

Schedule 6.2(g)	Releases

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AGREEMENT AND PLAN OF AMALGAMATION

This AGREEMENT AND PLAN OF AMALGAMATION (the “Agreement”) is made and entered into as of March 26, 2008, by and between S&G Company, Ltd., a corporation organized and existing under the laws of the Republic of Korea (“S&G”), Daewon Semiconductor Packaging Industrial Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Daewon”), and Peak International Limited, a Bermuda exempted company (“Peak”). S&G will incorporate Merger Sub and cause Merger Sub (as defined in Section 5.1) to become a party to this Agreement in accordance with Section 5.1.

RECITALS

A. Upon terms and subject to the conditions of this Agreement, Peak and Merger Sub will amalgamate and merge with each other in accordance with Section 104 of the Bermuda Companies Act 1981 (the “Bermuda Act”) (the “Amalgamation”, and such amalgamated and merged entity, the “Amalgamated Company”), such that the Amalgamated Company will be a Bermuda exempted company and following which, pursuant to the Bermuda Act, the Amalgamated Company will become a wholly owned subsidiary of S&G, and each Peak Share (as defined below) will be cancelled in exchange for cash in the amount of US$2.00, all in accordance with this Agreement and the Bermuda Act; and

B. The Board of Directors of Peak has: (i) determined that this Agreement, the Amalgamation and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Peak and its shareholders, and that, considering the financial position of the amalgamating companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Peak to its creditors as those obligations fall due or that the realizable value of the Amalgamated Company’s assets will be less than the aggregate of its liabilities and issued share capital and share premium account; (ii) subject to the approval of Peak shareholders as provided in Section 2.4, approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and (iii) subject to Section 5.2(d), determined to recommend that the shareholders of Peak approve this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and

C. The Board of Directors of each of S&G and Daewon has approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Board of Directors of each of S&G and Daewon has determined that, considering the financial position of the amalgamating companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Merger Sub to its creditors; and

D. Concurrently with the execution of this Agreement and as a condition and inducement to S&G’s willingness to enter into this Agreement, certain shareholders of Peak are entering into voting agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

ARTICLE I

THE AMALGAMATION

1.1 The Amalgamation Transaction. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Bermuda Act, (a) Peak and Merger Sub will amalgamate and merge with each other pursuant to Section 104 of the Bermuda Act, such that the Amalgamated Company, which shall be named S&G Company, Ltd., will be a Bermuda exempted company and a wholly owned subsidiary of S&G and shall succeed to, and assume all of the rights, properties and obligations of, Peak; and (b) all Peak Shares will be cancelled in exchange for the right to receive the Per Share Consideration (or in the case of Dissentient Shareholders, the fair value appraised by the Supreme Court of Bermuda) in accordance with Section 1.3(b) hereof, all in accordance with the provisions of the Bermuda Act and this Agreement; and (c) The Memorandum of Association and Bye-Laws of Merger Sub shall be the memorandum of association and bye-laws respectively of the Amalgamated Company for the purposes of Section 105 of the Bermuda Act.

1.2 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Amalgamation and the other transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date to be designated by the parties (the date upon and time at which the Closing actually occurs being referred to herein as the “Closing Date” and the “Effective Time”, respectively), which date shall be no later than the second business day (or such other period of time mutually agreed to by the parties) following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing).

1.3 Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation, the following shall occur:

(a) Amalgamation of Peak and Merger Sub. Peak and Merger Sub will amalgamate and merge with each other pursuant to with Section 104 of the Bermuda Act, and the separate corporate existence of Peak shall cease and Merger Sub shall continue as the Amalgamated Company.

(b) Cancellation of Peak Shares; Dissentient Shareholders.

(i) Each Common Share, par value US$0.01 per share, in the capital of Peak (the “Peak Shares”) issued and outstanding immediately prior to the Effective Time, other than any Peak Shares owned by any direct or indirect wholly-owned Subsidiary of Peak or by Dissentient Shareholders (as defined below), shall automatically be cancelled and represent solely the right to receive an amount equal to US$2.00 (the “Per Share Consideration”), subject to the provisions of Section 1.3(e), payable to each person who was a registered holder of such Peak Share immediately prior to the Effective Time upon surrender of the certificate representing such Peak Share in the manner provided in Section 1.4 (or in the case of a lost, stolen, destroyed or unissued certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.6).

(ii) Each Peak Share held by a Dissentient Shareholder shall be cancelled immediately prior to the Effective Time and shall represent solely the right to receive the value thereof as appraised by the Supreme Court of Bermuda under Section 106 of the Bermuda Act.

(iii) Each share of par value US$0.01 in the capital of Merger Sub in issue on the Effective Date shall be converted into one validly issued and fully paid share of par value US$0.01 in the capital of the Amalgamated Company.

“Dissentient Shareholder” shall mean a person entered in the register of members of Peak who has not voted in favor of the Amalgamation and who makes an application to the Supreme Court of Bermuda pursuant to Section 106(6) of the Bermuda Act.

(c) Subsidiary-Owned Stock. Notwithstanding the provisions of Section 1.3(b), at the Effective Time, each Peak Share that is owned by any direct or indirect wholly-owned Subsidiary of Peak immediately prior to the Effective Time shall be converted into shares of the Amalgamated Company and shall not be exchanged under Section 1.3(b) and no Per Share Consideration shall be delivered with respect thereto.

(d) Stock Options. At the Effective Time, all Peak Share Options then outstanding (as defined in Section 2.3(a)) shall be treated in accordance with Section 5.10(a).

(e) Adjustments to Per Share Consideration. Without derogating from any other provision of this Agreement, the Per Share Consideration shall be adjusted to reflect appropriately the effect of any share consolidation or subdivision, forward or reverse stock split, bonus issue, stock dividend (including any dividend or distribution of securities convertible into Peak Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Peak Shares occurring on or after the date hereof and prior to the Effective Time.

(f) Directors and Officers of the Amalgamated Company. The officers of the Amalgamated Company immediately after the Amalgamation shall be as determined by S&G in its sole discretion. The directors of the Amalgamated Company immediately after the Amalgamation shall be (i) Sungyuk Won and (ii) David Schulze (collectively, the “Directors”). The address of the Directors shall be as set forth in Section 8.2(a).

1.4 Surrender of Certificates. (a) Paying Agent. S&G shall appoint a bank or trust company reasonably acceptable to Peak to act as the paying agent (the “Paying Agent”) in respect of the Amalgamation, to receive the aggregate Per Share Consideration to which holders of the Peak Shares shall become entitled pursuant to Section 1.3 (collectively the “Merger Consideration”).

(b) S&G to Provide Per Share Consideration. At the Effective Time, S&G shall deposit with the Paying Agent the Merger Consideration payable pursuant to Section 1.3 in payment for the cancellation of the Peak Shares outstanding immediately prior to the Effective Time. Such funds shall be held in trust by the Paying Agent for the benefit of the applicable holders of such previously outstanding Peak Shares.

(c) Payment Procedures. As soon as reasonably practicable after the Effective Time, S&G shall cause the Paying Agent to mail to each person entered in the register of members of Peak (immediately prior to the Effective Time) holding Peak Shares (other than those holders who had previously properly delivered their certificates or certificates which immediately prior to the Effective Time represented outstanding Peak Shares (each, a “Certificate” and collectively, the “Certificates”) to the Paying Agent): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of the Certificates for the Per Share Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in payment therefor the Per Share Consideration multiplied, in each case, by all Peak Shares formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to Section 1.3 upon the surrender of any Certificate for the benefit of the holder of such Certificate. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes to evidence only the prima facie ownership of the right to receive the Per Share Consideration.

(d) Withholding. Each of the Paying Agent, S&G and the Amalgamated Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom, or under any provision of applicable law or any other applicable requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.4, neither the Paying Agent nor any party hereto shall be liable to a holder or former holder of Peak Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.5 Peak’s Register of Members Closed; No Further Ownership Rights in Peak Shares. At the Effective Time: (i) the register of members of Peak shall be closed, and no transfer of any Peak Shares shall thereafter be made or consummated; and (ii) all holders of Peak Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Peak, other than the right to receive the Per Share Consideration (or in the case of Dissentient Shareholders, the fair value appraised by the Supreme Court of Bermuda). If, after the Effective Time, a valid Certificate is presented to the Paying Agent or to the Amalgamated Company or S&G, such Certificate shall be canceled and shall be paid for as provided in this Article I. The Per Share Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Peak Shares.

1.6 Lost, Stolen, Destroyed or Unissued Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay such amounts as specified in Section 1.3, the Per Share Consideration, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the registered holder of the applicable Peak Shares immediately prior to the Effective Time; provided, however, that S&G and the Paying Agent may, in their sole discretion and as a condition precedent to such payment or issuance, require such registered holder to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against S&G, the Amalgamated Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Amalgamated Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Peak and Merger Sub, the officers and directors of Peak and Merger Sub will take all such lawful and necessary action.

1.8 Tax Consequences. The Amalgamation is structured as a transaction that is intended to be taxable to holders of Peak Shares under the Internal Revenue Code of 1986, as amended (the “Code”), as and if applicable, and, notwithstanding Section 1.4(d) above, each holder of Peak Shares shall be exclusively responsible for the payment of their own tax liability under United States federal, state and local tax laws and foreign tax laws and neither S&G nor Peak or Merger Sub shall be so liable. No representation has been made to the contrary.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PEAK

Peak hereby represents and warrants to S&G and Merger Sub, as of the date hereof, except (i) as are disclosed in writing in the disclosure schedule supplied by Peak to S&G, dated as of the date hereof and certified by a duly authorized officer of Peak (the “Peak Disclosure Schedule”), and (ii) for facts disclosed in, and reasonably apparent on the face of the disclosure contained in, the Peak SEC Reports (as defined below) filed with the SEC and publicly available after March 31, 2006, but prior to the date of this Agreement (other than forward-looking statements set forth in any risk factor section or in any other section); provided that in no event shall any disclosure in any such Peak SEC Report qualify or limit the representations and warranties of Peak set forth in Sections 2.1, 2,2, 2,3 and 2.4, as follows:

2.1 Organization and Qualification; Subsidiaries. (a) Each of Peak and its Subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Peak and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peak.

(b) Section 2.1(b) of the Peak Disclosure Schedule lists each of Peak’s Subsidiaries of the date hereof, the jurisdiction of incorporation of each such Subsidiary, and

Peak’s equity interest therein. Except as set forth in Section 2.1(b) of the Peak Disclosure Schedule, neither Peak nor any of its Subsidiaries has agreed, is obligated to make, or is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, license, sublicense, benefit plan, obligation, commitment or binding undertaking of any nature (a “Contract”) under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in the Peak Disclosure Schedule and other than Peak’s interest in the Subsidiaries, neither Peak nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

2.2 Memorandum of Association; Bye-laws. Peak has previously furnished to S&G a complete and correct copy of its Memorandum of Association and Bye-laws as amended to the date of this Agreement (together, the “Peak Charter Documents”). Such Peak Charter Documents and equivalent organizational documents of each of Peak’s Subsidiaries are in full force and effect. Peak is not in violation of any of the provisions of the Peak Charter Documents, and no Subsidiary of Peak is in violation of its equivalent organizational documents.

2.3 Capitalization. (a) The authorized share capital of Peak consists of 100,000,000 common or ordinary shares, US$0.01 par value per share. Peak has no class of share capital authorized other than the Peak Shares. As of the close of business (Hong Kong time) on March 26, 2008, (i) 12,423,306 Peak Shares were issued and outstanding, all of which Peak Shares were validly issued, fully paid and nonassessable; (ii) except as set forth in Section 2.3 of the Peak Disclosure Schedule, no Peak Shares were held by Subsidiaries of Peak; (iii) no Peak Shares were reserved for future issuance pursuant to Peak’s ESPP because the Company has suspended all offering periods under the ESPP since January 1, 2005; and (iv) an aggregate of 2,884,781 Peak Shares were reserved for issuance under Peak’s 1997 Share Option Plan and 1998 Share Option Plan (together, the “Peak Option Plans”), of which 1,476,279 were subject to outstanding options to purchase Peak Shares (“Peak Share Options”) and 1,408,502 were available for future options grants.

(b) Other than as described in Section 2.3(a) and except as set forth in the Peak Disclosure Schedule, as of the close of business (Hong Kong time) on March 26, 2008, there were no other shares, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Peak or any of it Subsidiaries any share capital of Peak or any of its Subsidiaries and there were not any Contracts providing for the issuance of, or the granting of rights to acquire, any share capital of Peak or its Subsidiaries or under which Peak or any of its Subsidiaries is, or may become, obligated to issue any of its securities. Except as set forth in Section 2.3 of the Peak Disclosure Schedule, there are no commitments, agreements or understandings of any character to which Peak is bound obligating Peak to accelerate the vesting of any Peak Share Option as a result of the Amalgamation.

(c) Section 2.3 of the Peak Disclosure Schedule sets forth the following information with respect to each Peak Share Option outstanding as of the close of business (Hong Kong time) on March 26, 2008: (i) the name of the optionee; (ii) the particular plan, if applicable, pursuant to which such Peak Share Option was granted; (iii) the number of Peak Shares subject to such Peak Share Option; and (iv) the exercise price of such Peak Share Option. No outstanding Peak Shares are unvested or subject to any repurchase option in favor of Peak.

(d) All outstanding Peak Shares, all outstanding Peak Share Options, and all outstanding shares of capital stock of each Subsidiary of Peak have been issued and granted (i) in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) in material compliance with all applicable requirements set forth in Contracts. For the purposes of this Agreement, “Legal Requirements” means any U.S. federal or state law, or material local or municipal law, or Bermuda or other foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)).

(e) Except for (i) securities that Peak owns, directly or indirectly through one or more Subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, rights of first refusal, preemptive rights or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset other than pursuant to applicable securities laws and regulations, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (“Liens”), other than Liens for Taxes not yet due and payable, and (ii) shares of capital stock or other similar ownership interests of Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect Peak’s control of such Subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in this Section 2.3, the Peak Disclosure Schedule or for appraisal rights under Section 106(6) of the Bermuda Act, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Peak or any of its Subsidiaries is a party or by which it is bound, obligating Peak or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Peak or any of its Subsidiaries or obligating Peak or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in the Peak Disclosure Schedule, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, anti takeover plan or other similar agreement or understanding to which Peak or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of Peak or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(f) Peak’s shares are not listed for trading on any foreign or domestic stock exchange other than Nasdaq, nor has Peak applied to list its shares on any such stock exchange.

2.4 Authority Relative to this Agreement. Peak has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Agreement, the Amalgamation and the transactions contemplated by this Agreement by a majority of the votes cast at the special general meeting called to consider the Amalgamation and the Agreement (the “Peak SGM”), to consummate the transactions contemplated hereby, and no other corporate proceedings (save in relation to procedures required by the Bermuda Act) on the part of Peak are necessary to authorize this Agreement or for Peak to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Peak and, assuming the due authorization, execution and delivery by S&G and Merger Sub, constitutes a legal and binding obligation of Peak, enforceable against Peak in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application relating to or affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth above, no vote or approval of: (i) any single creditor of Peak; (ii) any holder of any option or warrant granted by Peak; or (iii) any shareholder of any of the Subsidiaries of Peak is necessary in order to approve this Agreement, or to approve or permit the consummation of the Amalgamation and the other transactions contemplated by this Agreement.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Peak do not, and the performance of this Agreement by Peak will not: (i) conflict with or violate the Peak Charter Documents or the equivalent organizational documents of any of Peak’s Subsidiaries; (ii) trigger any rights or similar “poison pill” plans; (iii) subject to compliance with the requirements set forth in Section 2.4 and this Section 2.5, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Peak or any of its Subsidiaries or by which its or any of their respective properties is bound or affected; or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Peak’s or any of its Subsidiaries’ rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Peak or any of its Subsidiaries pursuant to, any material Contract to which Peak or any of its Subsidiaries is a party or by which Peak or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (iii) or (iv), individually or in the aggregate: (A) as of the date hereof reasonably be expected to have a Material Adverse Effect on Peak or materially delay consummation of the Amalgamation or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(b) Other than with respect to procedures under the Bermuda Act, the execution and delivery of this Agreement by Peak does not, and the performance of this Agreement by Peak will not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign, including the Bermuda Monetary Authority (each, a “Governmental Entity”) with respect to Peak, except: (i) for: (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities

Exchange Act of 1934, as amended (the “Exchange Act”); (B) compliance with the pre-merger notification requirements of foreign Governmental Entities; and (C) compliance with the rules and regulations of Nasdaq; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not as of the date hereof, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peak, or (B) would not prevent or materially delay consummation of the Amalgamation or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance with Laws; Environmental Matters; Permits.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Hazardous Material” is with respect to each jurisdiction, any material or substance that is prohibited or regulated by the applicable Environmental Law or that has been designated by the applicable Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to the environment, but excluding office and janitorial supplies properly maintained.

(ii) “Environmental Laws” are with respect to each jurisdiction all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by the applicable Governmental Entity which prohibit, regulate or control any Hazardous Material in such jurisdiction, including (to the extent applicable to Peak or any of its Subsidiaries), without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and other comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

(b) Compliance with Laws. Neither Peak nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of, any law (including Environmental Laws and the Foreign Corrupt Practices Act of 1977, as amended), rule, regulation, order, judgment or decree applicable to Peak or any of its Subsidiaries or by which its or any of their respective material properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Peak. To the knowledge of Peak, no investigation or review by any Governmental Entity is pending or, to the knowledge of Peak, threatened against Peak or its Subsidiaries, nor has any Governmental Entity indicated to Peak an intention to conduct the same, other than, in each such case, those the outcome which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peak.

(c) Environmental Matters. Neither Peak nor any of its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Peak or its Subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in violation of Environmental Laws and in such a manner as would result in any material liability or clean-up obligation to Peak or its Subsidiaries except for such liability or clean-up obligation as would not have a Material Adverse Effect on Peak. To the knowledge of Peak, except as set forth in Schedule 2.6 of the Peak Disclosure Schedule, (i) no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Peak or its Subsidiaries, and (ii) no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Peak or its Subsidiaries, in each case so as to give rise to any liability or clean-up obligation under any Environmental Laws except for such liability or clean-up obligation as would not be reasonably expected to have a Material Adverse Effect on Peak.

(d) Approvals. Peak and its Subsidiaries hold all franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from Governmental Entities (“Approvals”) which are (i) material to the operation of the business of Peak and its Subsidiaries, and (ii) necessary to own, lease and operate the properties Peak and its Subsidiaries purport to own, operate or lease except in the case of clause (ii) where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peak. Peak and its Subsidiaries have been and are in compliance with the terms of such Approvals and any conditions placed thereon except to the extent that the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Peak.

2.7 SEC Filings; Financial Statements.

(a) Peak has made and will make available (whether directly or via the EDGAR system) to S&G a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Peak with the Securities and Exchange Commission (“SEC”) since June 30, 2004 (the “Peak SEC Reports”), which are all the forms, reports and documents required to be filed by Peak with the SEC since such time. Except as set forth in Section 2.7 of the Peak Disclosure Schedule the Peak SEC Reports (in each case as of its date, or if amended, as finally amended prior to the date of this Agreement): (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Peak’s Subsidiaries is required to file any reports or other documents with the SEC.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Peak SEC Reports (including any Peak SEC Report filed after the date of this Agreement), as the same may be amended or supplemented: (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or if amended as of the date of the last such amendment filed prior to the date hereof; and (ii) was and will be prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Peak and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments which were not or are not expected to be material in amount).

2.8 No Undisclosed Liabilities. Neither Peak nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in an Peak SEC Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP and the Exchange Act and the rules and regulations of the SEC promulgated thereunder which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Peak and its Subsidiaries taken as a whole, except for: (i) liabilities and obligations reflected or reserved against in Peak’s balance sheet as of December 31, 2007 set forth in Peak SEC Reports (or in the notes thereto) as of the date thereof; (ii) liabilities and obligations incurred since December 31, 2007 in the ordinary course of business; (iii) liabilities and obligations, including without limitation, banking, accounting, legal and printing fees and expenses, associated with this Agreement, the Amalgamation and the transactions contemplated by this Agreement; and (iv) liability and obligations which have been discharged or paid in full.

2.9 Absence of Certain Changes or Events. Since December 31, 2007 to the date hereof, (i) except as otherwise contemplated, required or permitted by this Agreement, the business of Peak and its Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) there has not been: (a) any Material Adverse Effect on Peak; (b) any declaration, setting aside or payment of any dividend on or bonus issue of, or other distribution (whether in cash, stock or property) in respect of, any of Peak’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Peak of (1) any of Peak’s capital stock or any other securities of Peak or its Subsidiaries or (2) any options, warrants, calls or rights to acquire any such shares or other securities; (c) any consolidation, subdivision, split, combination or reclassification of any of Peak’s or any of its Subsidiaries’ capital stock; (d) any granting by Peak or any of its Subsidiaries of any increase in compensation or benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Peak or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Peak or any of its Subsidiaries of any increase in severance or termination pay or any entry by Peak or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Peak of the nature contemplated hereby; (e) entry by Peak or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.17) other than licenses in the ordinary course of business with terms and conditions consistent with past practice; (f) entry by Peak or any of its Subsidiaries into any material amendment or consent with respect to any licensing agreement which has been filed or is required to be filed by Peak with the SEC; (g) any material change by Peak in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (h) any revaluation by Peak or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; (i) any sale of assets of Peak or its Subsidiaries other than in the ordinary course of business consistent with past practice; or (j) any Tax election or accounting method change inconsistent with past practice, agreement to pay, settlement or compromise of any material Tax liability or extension or waiver of any limitation period with respect to Taxes, or request or negotiation for or receipt of any Tax rulings.

2.10 Absence of Litigation. Except as specifically disclosed in the Peak SEC Reports or in Section 2.10 of the Peak Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Peak, threatened (or, to the knowledge of Peak, any governmental or regulatory investigation pending or threatened) against Peak or any of its Subsidiaries or any properties or rights of Peak or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign except for such claims, actions, suits or proceedings arising in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect on Peak.

2.11 Employee Matters and Benefit Plans.

(a) Schedule. Schedule 2.11(a) contains an accurate and complete list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, vacation, relocation, repatriation, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is maintained or contributed to, for the benefit of any current or former employee, consultant or director of Peak or any of its Subsidiaries (each such person, an “Employee”). Except with respect to (i) International Employee Plans (as defined below); and (ii) any plan, program, policy or arrangement providing required compensation or benefits to Employees pursuant to Legal Requirements, plans, programs, policies, practices, contracts, agreements or other arrangements, referred to in the preceding sentence shall be referred to herein as “Company Plans”. Peak or its Subsidiaries does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, or as required by this Agreement).

(b) Documents. Peak has provided or made available to S&G correct and complete copies of: (i) all documents embodying each Company Plan including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts and group insurance contracts; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA in connection with each Company Plan; (iii) if the Company Plan is funded, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all U.S. Internal Revenue Service (“IRS”) determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the U.S. Department of Labor

(“DOL”) with respect to any such application or letter; (vi) all communications material to any Employee or Employees relating to any Company Plan, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Peak or any Subsidiary; (vii) all correspondence to or from any governmental agency relating to any Company Plan; and (viii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Plan.

(c) Employee Plan Compliance. Peak and its Subsidiaries have performed in all material respects all obligations required to be performed by them under, and are not in default or violation of, each Company Plan. Each Company Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. There are no governmental investigations, actions, suits or claims pending, or, to the knowledge of Peak, threatened (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. To Peak’s Knowledge, no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. Each Company Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter (or equivalent) as to its qualification, and to Peak’s knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(d) No Pension or Funded Welfare Plans. Neither Peak nor any Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as defined in 3(37) of ERISA, or (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Plan provides health benefits that are not fully insured through an insurance contract. Neither Peak nor any of its Subsidiaries has any liability with respect to any employee benefit plan maintained or contributed to by any person or entity under common control with Peak or its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) No Post-Employment Obligations. No Company Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 4980B of the Code or other applicable law.

(f) Effect of Transaction. Except as set forth in Section 5.10(a), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Company or any Subsidiary in connection with the transactions contemplated hereby with respect to an Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

Each Company Plan (other than any Company Plans that provide equity incentive awards and employment agreements to which the Company is a party) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to S&G, Peak or any of its Subsidiaries (other than ordinary administration expenses).

(g) 409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Each Peak Share Option was originally granted with an exercise price that the Board of Directors of Peak in good faith determined to be equal to the fair market value of a Peak Share on the date of grant.

(h) International Employee Plan. Schedule 2.11(h) contains a complete and accurate list of each material benefit plan, program, policy or arrangement providing compensation or benefits to any Employee residing or working outside the United States (each, an “International Employee Plan”), provided, however that the term “International Employee Plan” shall not include any plan, program, policy or arrangement providing required compensation or benefits to Employees pursuant to Legal Requirements. With respect to International Employee Plans, (i) all International Employee Plans have been established, maintained and administered in compliance with their terms and all applicable laws of any controlling governmental authority or instrumentality; and (ii) all International Employee Plans that are required to be funded are fully funded, and with respect to all other International Employee Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity.

(i) Employment Matters. Peak and its Subsidiaries: (i) are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) are not liable for any arrears of wages; and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, to Peak’s knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Peak under any worker’s compensation policy or long-term disability policy. Except as set forth in Section 2.11 of the Peak Disclosure Schedule, each current Employee is an “at-will” employee whose employment can be terminated by Peak or any of its Subsidiaries at any time, with or without cause subject to compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices.

(j) Labor. No work stoppage or labor strike against Peak or any of its Subsidiaries is pending, or to the knowledge of Peak, threatened or reasonably anticipated. Peak does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11 of the Peak Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Peak, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Peak and its Subsidiaries, taken as a whole. Neither Peak nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.11 of the Peak Disclosure Schedule, Peak and its Subsidiaries are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Peak or its Subsidiaries.

2.12 Receivables. Section 2.12 of the Peak Disclosure Schedule provides an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company as of December 31, 2007. Except and to the extent as has been reserved against in the consolidated financial statement contained in the Peak SEC Reports, there is no dispute with respect to any material amount or the validity of any material accounts receivable of Peak or any of its Subsidiaries and all such accounts receivable represent valid obligations of customers of Peak or its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business.

2.13 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon Peak or its Subsidiaries or to which Peak or any of its Subsidiaries is a party which has the effect of prohibiting or impairing any material business activity of Peak or any of its Subsidiaries, any acquisition of property by Peak or any of its Subsidiaries or the conduct of business by Peak or any of its Subsidiaries as currently conducted.

2.14 Property. Neither Peak nor any of its Subsidiaries owns any material real property. Peak and each of its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all Liens except: (a) Liens for Taxes not yet due and payable; and (b) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All leases pursuant to which Peak or any of its Subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms except as would not result in a Material Adverse Effect on Peak, and there is not, under any of such leases, any existing material default or event of default of Peak or any of its Subsidiaries or, to Peak’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Peak or Subsidiary has not taken adequate steps to prevent such default from occurring) except as would not result in a Material Adverse Effect of Peak. All of the equipment of Peak and its Subsidiaries which is in regular use and which is material to the business of Peak and its Subsidiaries has been maintained in good operating condition and repair, reasonable wear and tear excepted, except for such failures to be in good operating condition and repair that would not, either individually or in the aggregate, reasonably be expected to materially impact the operation of the business of Peak and its Subsidiaries, taken as a whole.

2.15 Taxes.

(a) Definition of Taxes. For purposes of this Agreement, “Tax” or, collectively, “Taxes”, means: (i) any and all Bermuda, People’s Republic of China, Hong Kong and United States federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period including, without limitation, any arrangement for consortium or group relief or any similar arrangement (any of the foregoing, a “Consolidated Group”); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or a transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) Peak and each of its Subsidiaries has timely filed, taking into account properly obtained extensions of time to file, all material Bermuda, People’s Republic of China, Hong Kong and United States federal, state, local and other foreign returns, estimates, declarations, information statements and reports (“Returns”) relating to Taxes required to be filed by Peak and each of its Subsidiaries with any Tax authority, and such Returns are true and correct in all material respects and have been completed in material accordance with applicable law. Peak and each of its Subsidiaries have paid all material Taxes required to be paid, whether or not shown to be due on such Returns.

(ii) Peak and each of its Subsidiaries (A) has paid or accrued all material Taxes it is required to pay or accrue and (B) has paid or withheld with respect to its past or present employees, officers, directors and independent contractors, suppliers, creditors, shareholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental authorities.

(iii) Neither Peak nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Peak or its Subsidiaries, nor has Peak or any of its Subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Peak or any of its Subsidiaries is currently in progress, nor has Peak or any of its Subsidiaries been notified of any request for such an audit or other examination, nor is any taxing authority asserting, or to Peak’s knowledge, threatening to assert, against Peak or any of its Subsidiaries any claim for material Taxes. There are no matters relating to material Taxes under discussion between any taxing authority and Peak or any of its Subsidiaries.

(v) No material adjustment relating to any Returns filed by Peak or any of its Subsidiaries (and no claim by a taxing authority in a jurisdiction in which Peak or its Subsidiaries does not file Returns that Peak or any of its Subsidiaries may be subject to taxation by such jurisdiction) has been proposed, formally or, to Peak’s knowledge, informally, by any Tax authority to Peak or any of its Subsidiaries or, to Peak’s knowledge, any accountant, attorney or other advisor or representative of Peak or its Subsidiaries.

(vi) Neither Peak nor any of its Subsidiaries has any liability for unpaid Taxes in excess of US$50,000 (or the equivalent in other currencies) (whether or not shown to be due on any Return) which has not been accrued for or reserved on the most recent Peak balance sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of Peak’s most recent balance sheet in connection with the operation of the business of Peak and its Subsidiaries in the ordinary course or any Taxes arising from the Amalgamation.

(vii) There is no Contract covering any employee or former employee of Peak or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible as an expense pursuant to Section 162(m) of the Code, nor has Peak or any of its Subsidiaries made any payment of any amount that would not be deductible as an expense pursuant to Section 404 of the Code, as and if applicable.

(viii) Neither Peak nor any of its Subsidiaries: (A) has ever been a member of a Consolidated Group; (B) has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding nor owes any amount under any such agreement; (C) is liable for the Taxes of any other person as a result of being or ceasing to be a member of a Consolidated Group, as a transferee or successor, by contract, by operation of law or otherwise; and (D) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(ix) There are (and immediately following the Effective Time there will be) no Liens on the assets of Peak or any of its Subsidiaries relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

(x) Neither Peak nor any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would reasonably be expected to have an adverse effect on Peak.

(xi) Neither Peak nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or any similar provision of applicable law: (A) in the two years prior to the date of this Agreement ;or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Amalgamation.

(xii) Peak and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any government and, to the knowledge of Peak, subject to receipt of the Approvals required herein, the consummation of the Amalgamation will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(xiii) Neither Peak nor any of its Subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b) or any other applicable tax law, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xiv) Peak will not be required to include any income or gain or exclude any deduction or loss from Taxable income that would result in a material liability for Taxes as a result of any (a) change in method of accounting, (b) closing agreement for Taxes, (c) installment sale or open transaction disposition or (d) prepaid amount.

2.16 Brokers. Except for fees and expenses payable to Houlihan Lokey pursuant to an Engagement Letter dated December 18, 2006, a true, correct and complete copy of which has been provided to S&G and which has not been amended or modified in any respect, Peak has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Amalgamation.

2.17 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the meanings set forth below:

“Intellectual Property” shall mean any or all of the following embodied in any media: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; and (vii) tools, methods and processes.

“Intellectual Property Rights” shall mean any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto (“Copyrights”); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore

(“URLs”); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (v) all “moral” or economic rights of authors and inventors, however denominated throughout the world, and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Peak Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to Peak or any of its Subsidiaries.

“Peak Owned Intellectual Property” shall mean any Peak Intellectual Property owned by Peak or it Subsidiaries.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Peak Product” means any product or service offering of Peak or any of its Subsidiaries being marketed, sold or licensed by Peak or any of its Subsidiaries.

(b) Section 2.17(b) of the Peak Disclosure Schedule lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by Peak or any of its Subsidiaries as of the date hereof (the “Peak Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) which Peak has received notice of, the subject of which is any of Peak Registered Intellectual Property Rights or Peak Owned Intellectual Property.

Except as set forth in Section 2.17 of the Peak Disclosure Schedule,

(c) Peak has no knowledge of any facts or circumstances that would render the rights of Peak or its Subsidiaries to any Peak Intellectual Property invalid. Without limiting the foregoing, Peak knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Peak Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Peak Registered Intellectual Property Right and neither Peak nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Peak Registered Intellectual Property Right that would adversely affect the validity or enforceability of any Peak Registered Intellectual Property Right.

(d) Each material item of Peak Registered Intellectual Property Rights (that has been issued or granted) is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with Peak Registered Intellectual Property Rights have been paid and all documents and certificates currently due in connection with such Peak

Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining or maintaining such Peak Registered Intellectual Property Rights. There are no actions that must be taken by Peak or any of its Subsidiaries within sixty (60) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting or preserving or renewing any Peak Registered Intellectual Property Rights. In each case in which Peak or any of its Subsidiaries has acquired ownership of any Intellectual Property Rights from any person, Peak or such Subsidiary has obtained an assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Peak or such Subsidiary.

(e) No Contract to which Peak or a Subsidiary is a party shall restrict (or impose a payment of any kind to any third party for) the transferability, alienation or licensing of Peak Intellectual Property or any Intellectual Property Rights that are licensed to Peak or any of its Subsidiaries by, the Amalgamated Company.

(f) Each material item of Peak Owned Intellectual Property is free and clear of any Liens. Peak and its Subsidiaries are the exclusive owners or exclusive licensees of all Peak Intellectual Property. Peak or one or more of its Subsidiaries is the exclusive owner, or has acquired the necessary licenses to use, all material Trademarks used in connection with the operation or conduct of the business of Peak and its Subsidiaries, including the sale, distribution or provision of any Peak Products by Peak or any of its Subsidiaries. Peak or one or more of its Subsidiaries is the exclusive owner of, or has acquired the appropriate licenses to use, all Copyrighted works that are included or incorporated into Peak Products or which Peak or any of its Subsidiaries otherwise purports to own. To Peak’s knowledge, the Peak Products do not infringe on any Patents held by third parties.

(g) Neither Peak nor any of its Subsidiaries has granted any exclusive license of or right to use or authorized the exclusive retention of any rights to use or joint ownership of any Peak Intellectual Property, to any third party.

(h) All Peak Owned Intellectual Property was created solely by either (i) employees of Peak or one or more of its Subsidiaries acting within the scope of their employment, or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Peak or one of its Subsidiaries, and no third party owns any rights to any of the Peak Owned Intellectual Property.

(i) To the extent that any Peak Intellectual Property has been developed or created independently or jointly by any person other than Peak or any of its Subsidiaries for which Peak or such Subsidiary has paid any consideration of any kind for the development of such Intellectual Property, Peak or one or more of its Subsidiaries has a written Contract with such person with respect thereto, and Peak or one or more of its Subsidiaries thereby has obtained ownership of, and is the exclusive owner of, all such Peak Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

(j) Other than software licensed from third parties identified in Section 2.17(j) of the Peak Disclosure Schedule or inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses, Peak Intellectual Property constitutes all the material items of Intellectual Property and Intellectual Property Rights other than Patents, and, to Peak’s knowledge, Patents, which, as of the date hereof, are used in and necessary to the conduct of the business of Peak and it Subsidiaries as it currently is conducted by Peak and its Subsidiaries.

(k) Other than: (i) inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses and (ii) customer agreements entered into in the ordinary course of the business of Peak and its Subsidiaries, the Contracts listed in Section 2.17(k) of the Peak Disclosure Schedule include all Contracts to which Peak or any of its Subsidiaries is a party as of the date hereof with respect to any Intellectual Property and Intellectual Property Rights (“IP Contracts”).

All IP Contracts are in full force and effect and the consummation of the transactions contemplated by this Agreement will not under the terms of such IP Contracts, in and of itself, violate or trigger any right of any third party to obtain any source code from any escrow under, or result in the breach, modification, cancellation, termination or suspension of such IP Contracts. Peak is not in material breach of nor has Peak materially failed to perform under, any of the foregoing IP Contracts and, to Peak’s knowledge, no other party to any such IP Contract, is in material breach thereof or has materially failed to perform thereunder. The IP Contracts will not restrict and, following the Closing Date, the Amalgamated Company will be permitted to exercise all of Peak’s rights under such IP Contracts to the same extent that Peak would have been able to had the Amalgamation not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Peak would otherwise be required to pay under such IP Contracts.

(l) Except for inbound “shrink-wrap” and generally available commercial binary code end-user or enterprise licenses and except for technology in the public domain, all Intellectual Property, used in and necessary to the conduct of the business of Peak and its Subsidiaries as presently conducted by Peak and its Subsidiaries was created solely by: (i) employees of Peak or one or more of its Subsidiaries acting within the scope of their employment; (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Peak or one or more of its Subsidiaries; or (iii) third parties who have granted to Peak or one or more of its Subsidiaries a license (sufficient for the conduct of business by Peak and its Subsidiaries as presently conducted by Peak and its Subsidiaries) to all such third party’s Intellectual Property Rights in such Intellectual Property, and no third party owns or has any exclusive rights to any of Peak Owned Intellectual Property or any of its Subsidiaries (other than non-exclusive license rights therein in connection with licensing Peak Products in the ordinary course of the business of Peak and its Subsidiaries consistent with past practice).

(m) There are no Contracts between Peak or any of its Subsidiaries and any other person with respect to Peak Intellectual Property or any Intellectual Property Rights that are licensed to Peak or any of its Subsidiaries under which there is any material dispute as of the date hereof regarding the rights and obligations specified in such Contracts, or performance under such Contracts including with respect to any payments to be made or received by Peak or any of its Subsidiaries thereunder.

(n) To Peak’s knowledge, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Peak Intellectual Property. To the knowledge of Peak, no current or former employee, consultant or independent contractor of Peak or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Peak Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Peak or its Subsidiaries.

(o) No Contact to which Peak or its Subsidiaries is a party restricts Peak, its Subsidiaries and/or S&G or the Amalgamated Company from transferring, conveying and/or assigning Peak Intellectual Property to any entity located in any jurisdiction in the world.

(p) The design, development, use, import, manufacture and sale of Peak Products as it currently is conducted by Peak and its Subsidiaries, does not infringe or misappropriate any Intellectual Property Right (other than Patents) of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and, neither Peak nor any of its Subsidiaries has received notice from any person claiming Peak or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Peak have knowledge of any basis therefor). To the knowledge of Peak, the design, development, use, import, manufacture and sale of Peak Products as conducted by Peak and its Subsidiaries and the Peak Intellectual Property do not infringe the Patents of any third party.

(q) To the knowledge of Peak, no person is materially infringing or misappropriating any Peak Intellectual Property Rights.

(r) To the knowledge of Peak, no Peak Intellectual Property Right is subject to any proceeding or outstanding decree, order, judgment, Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by Peak or its Subsidiaries or which would reasonably be expected to adversely affect the validity, use or enforceability of such Peak Intellectual Property.

(s) Peak and its Subsidiaries have taken commercially reasonable steps to protect Peak’s and its Subsidiaries’ rights in confidential information and trade secrets of Peak and its Subsidiaries or of other persons, to the extent required in connection with the disclosure of such confidential information or trade secrets to Peak or any of its Subsidiaries. Without limiting the foregoing, Peak and its Subsidiaries have, and enforce, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment Contracts substantially in one of the forms made available to S&G and all current and former employees, consultants and contractors of Peak and its Subsidiaries are in material compliance with such policy. All employees of Peak and its Subsidiaries that have participated in the development of Peak Products have entered into one or more valid and binding written Contracts with Peak or one of its Subsidiaries sufficient to vest title in Peak or such Subsidiary of all Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with Peak or such Subsidiary.

(t) No agreement to which Peak or its Subsidiary is a party will, following the Amalgamation, result in: (i) the Amalgamated Company’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them; (ii) either S&G’s or the Amalgamated Company’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either S&G’s or the Amalgamated Company’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those currently payable by Peak or its Subsidiaries in respect thereof.

2.18 Contracts. Except as set forth in Section 2.18 of the Peak Disclosure Schedule, as of the date hereof neither Peak nor any of its Subsidiaries is a party to or is bound by any of the following Contracts (other than any such Contract which is no longer of any force or effect):

(a) (i) any employment or consulting Contract with any Employee; or (ii) any service, operating or management Contract with respect to any of its facilities (whether leased or owned) other than with respect to clause (ii), (A) those that are terminable by Peak or any of its Subsidiaries on no more than ninety (90) days’ notice without liability or financial obligation to Peak or its Subsidiaries, and (B) those that do not involve in excess of US$100,000 being paid by Peak per annum;

(b) any Contract of indemnification or any guaranty (other than any Contract of indemnification or warranty entered into in connection with Peak’s former and current directors and officers and the sale, license, distribution or marketing of products or services or Contracts which typically contain indemnity provisions but which are not primarily indemnification agreements (such as leases for real property, service contracts and the like), entered into in the ordinary course of business);

(c) any Contract containing any covenant limiting in any respect the right of Peak or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(d) any Contract relating to the disposition or acquisition by Peak or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Peak or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Peak’s Subsidiaries;

(e) any dealer, distributor, joint marketing or development Contract under which Peak or any of its Subsidiaries have continuing material obligations to jointly market any Peak Product and which may not be canceled without penalty upon notice of ninety (90) days or less, or pursuant to which Peak or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Peak or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(f) any Contract to license any third party to manufacture, reproduce, sell or distribute any Peak Products, except Contracts with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to S&G;

(g) any Contract to provide source code to any third party for any Peak Product that is material to Peak and its Subsidiaries taken as a whole;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than trade payables incurred in the ordinary course of business;

(i) any material settlement agreement under which Peak or any of its Subsidiaries has ongoing obligations; and

(j) any other Contract involving in excess of US$100,000 being paid by or to Peak or any of its Subsidiaries per annum.

Neither Peak nor any of its Subsidiaries, nor to Peak’s knowledge any other party to any Contract required to be disclosed pursuant to Section 2.17 or 2.18 (any such contract, a “Peak Contract”), is in material breach, violation or default under, and neither Peak nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Peak Contract in such a manner as would permit any other party to cancel or terminate any such Peak Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). To Peak’s knowledge, no third party has breached, violated or defaulted under any of the material terms of any Peak Contract. Peak has made available to S&G true and correct copies of all Contracts between Peak and its top ten customers (based on revenues for the twelve months ended December 31, 2007).

2.19 Opinion of Financial Advisor. Peak’s financial advisor, Houlihan Lokey, has delivered to the Board of Directors of Peak an oral opinion, to be confirmed in writing, to the effect that, as of the date of such opinion, the aggregate merger consideration is fair from a financial point of view to the Peak shareholders.

2.20 Insurance. Peak and it Subsidiaries maintain insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Peak and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons at similar stages of development and financial condition conducting businesses similar to those of Peak and its Subsidiaries. A list of all the Insurance Policies covering Peak’s operations in the United States is attached as Section 2.20 of the Peak Disclosure Schedule. There is no material claim by Peak or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

2.21 Board Approval. As of the date hereof and subject to Section 5.2(d), the Board of Directors of Peak has unanimously: (a) determined that this Agreement, the Amalgamation and the other transactions contemplated by this Agreement are fair to, and in the best interests of,

Peak and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Peak to its creditors; (b) subject to the approval of Peak shareholders as provided in Section 2.4, approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of Peak approve this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

2.22 Inapplicability of Certain Statutes. Other than the Bermuda Act and other than competition statutes, Peak is not subject to any business combination, control share acquisition, fair price or similar statute that applies to the Amalgamation or any other transaction contemplated by this Agreement.

2.23 Product Warranty and Product Liability. Peak and its Subsidiaries have not received any written product liability claims and any claims, actions, suits or proceedings pending or that to Peak’s knowledge are threatened, relating to the Peak Products or to Peak, within the last three (3) years (whether or not covered by insurance), except for (i) claims which have been fully settled and (ii) unresolved claims, actions, suits or proceedings that would not have a Material Adverse Effect on Peak. The Peak Products have been designed and manufactured so as to comply, in all material respects, with all mandatory governmental standards and specifications currently in effect in jurisdictions where the Peak Products are sold, and have received all governmental approvals necessary to allow their sale and use and comply with all customer specifications in jurisdictions where the Peak Products are sold, except where such non-compliance or failure to receive approvals will not have a Material Adverse Effect on Peak.

2.24 Inventory. In each set of consolidated financial statements (including, in each case, any related notes thereto) to the Peak SEC Reports, the inventory of Peak and its Subsidiaries has been valued in accordance with U.S. GAAP consistently applied and consists of items of quality useable and saleable in the normal course of the business of Peak and its Subsidiaries except for items of obsolete materials and materials of below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided that would otherwise be material to such consolidated financial statements taken as a whole.

2.25 Factory.

(a) Peak maintains good relations with Shenzhen Hengang Economic Development Ltd. (the “Processor”) and there are no disputes or other claims between Peak or any of its Subsidiaries and the Processor. Schedule 2.25 lists all agreements between Peak or any of its Subsidiaries and Processor and Peak has provided S&G with true and correct copies of all such agreements. Except as set forth on Schedule 2.25, there are no other agreements or understandings, oral or otherwise, between Peak or any of its Subsidiaries and Processor which are effective as of the date of this Agreement.

(b) To the knowledge of Peak, the Processor is not, in any material respect, in conflict with, or in default or violation of, any law (including Environmental Laws), rule, regulation, order, judgment or decree applicable to the Processor or by which its material properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on Processor. To the knowledge of Peak on the date of this Agreement, no investigation or review by any Governmental Entity is pending or, to the knowledge of Peak, threatened against the Processor, nor has any Governmental Entity indicated to Processor an intention to conduct the same, other than, in each such case, those the outcome which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Processor.

(c) To the knowledge of Peak, there are no claims, actions, suits or proceedings pending or threatened against the Processor or any properties or rights of Processor, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

(d) Peak has provided S&G with true and correct copies of all notices, correspondence, memorandum and documents Peak or any of its Subsidiaries have received or prepared during the prior three years from the date of this Agreement relating to all governmental or regulatory investigations (including all tax audits and investigations) of the Processor, or any of the officers or directors of the Processor (in relation to their services provided to Processor).

(e) There is no written agreement or any oral understanding between Peak or any of its Subsidiaries with the Processor or any other party that restricts Peak from reducing the number of employees employed by the Processor relating to the work performed for Peak and it Subsidiaries.

2.26 Full Disclosure. This Article 2 as modified by the Peak Disclosure Schedule and the Peak SEC Reports (to the extent described in the first paragraph of Article II) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein not false or misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF S&G AND MERGER SUB

S&G, Daewon and Merger Sub (after it has been established and becomes a party to this agreement) jointly and severally represent and warrant to Peak, as of the date hereof (and with respect to Merger Sub, as of the date Merger Sub becomes a party to this Agreement), subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by S&G to Peak, dated as of the date hereof and certified by a duly authorized officer of S&G (the “S&G Disclosure Schedule”), as follows, provided, however, all representations and warranties relating to Merger Sub shall be made as of the date Merger Sub becomes a party to this Agreement:

3.1 Organization and Qualification. Each of S&G, Daewon and its Subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on S&G. Each of S&G and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on S&G. Each of S&G and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on S&G. S&G and Daewon are under common control with one another. Merger Sub is a newly incorporated Bermuda exempted company. Except in connection with this Agreement, Merger Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Merger Sub has no obligations or liabilities, either accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time or the earlier termination of this Agreement.

3.2 Charter Documents. S&G will furnish to Peak complete and correct copies of its Articles of Incorporation as amended to date (the “S&G Charter Documents”) and the Memorandum of Association and Bye-Laws of Merger Sub (the “Merger Sub Charter Documents”). Such S&G Charter Documents and Merger Sub Charter Documents are in full force and effect. S&G is not in violation of any of the provisions of the S&G Charter Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

3.3 Authority Relative to this Agreement. Each of S&G, Daewon and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by S&G, Daewon and by Merger Sub and the performance by each of S&G, Daewon and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of S&G, Daewon and Merger Sub, and no other corporate proceedings on the part of Daewon or Merger Sub and no vote by the shareholders of S&G or Daewon are necessary to authorize this Agreement or for any of S&G, Daewon and Merger Sub to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by S&G, Daewon and by Merger Sub and, assuming the due authorization, execution and delivery by Peak, constitutes a legal and binding obligation of S&G, Daewon and of Merger Sub, enforceable against S&G, Daewon and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application relating to or affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by S&G, Daewon and Merger Sub do not, and the performance of this Agreement by S&G, Daewon and Merger Sub will not: (i) conflict with or violate the S&G Charter Documents, Merger Sub Charter

Documents or equivalent organizational documents of Daewon or any of S&G’s Subsidiaries; or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to S&G or any of its Subsidiaries or Daewon by which it or their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair S&G’s or any of its Subsidiaries’ or Daewon’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of S&G or any of its Subsidiaries or Daewon pursuant to, any material Contract to which S&G or any of its Subsidiaries or Daewon is a party or by which ‘or Daewon, S&G or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate prevent or materially delay consummation of the Amalgamation or otherwise prevent the parties hereto from performing their obligations under this Agreement, including S&G’s and or Daewon’s obligations to pay the aggregate amount of Per Share Cash Consideration and all Accounts Payable Costs.

(b) The execution and delivery of this Agreement by S&G, Daewon and Merger Sub do not, and the performance of this Agreement by S&G, Daewon and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to S&G, Daewon and Merger Sub except: (i) for: (A) compliance with applicable requirements of the Securities Act and the Exchange Act; (B) compliance with the pre-merger notification requirements of foreign Governmental Entities; (C) compliance with the rules and regulations of Nasdaq; and (D) other filings and recordation as required by Governmental Entities other than those in the United States; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on S&G or Daewon, or (B) would not prevent or materially delay the consummation of the Amalgamation or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

3.5 Financing; Sufficiency of Funds. Each of S&G and Daewon has sufficient cash or cash equivalent funds to pay the aggregate amount of Per Share Cash Consideration, all Accounts Payable Costs and all Transaction Costs.

3.6 Solvency. As of the Effective Time, assuming satisfaction of the conditions to S&G’s, Daewon’s and Merger Sub’s obligations to consummate the Amalgamation as set forth herein, or the waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the payment of the aggregate Merger Consideration and payment of all related fees and expenses, (a) the amount of the “fair saleable value” of the assets of the Amalgamated Company would exceed (i) the value of all “liabilities of the Amalgamated Company, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Amalgamated Company on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Amalgamated Company would not have an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Effective Time; and (c) the Amalgamated Company will be able to pay its liabilities, including contingent and other liabilities, as they mature.

3.7 Capitalization of Merger Sub. The authorized share capital of Merger Sub consists of 100 Ordinary shares, par value US$1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by S&G. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any person other than S&G may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Amalgamation and the other transactions contemplated by this Agreement.

3.8 Brokers. S&G has not incurred nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for any such fees and expenses payable solely by S&G.

3.9 Merger Sub Board Approval. The Board of Directors of Merger Sub has unanimously: (a) determined that the Amalgamation is fair to, and in the best interests of, Merger Sub and its shareholder, and that, considering the financial position of the amalgamating companies, no reasonable concern exists that the Amalgamated Company will be unable to fulfill the obligations of Merger Sub to its creditors; (b) approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholder of Merger Sub approves this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

3.10 Certain Arrangements. There are no Contracts, agreements, arrangements or understandings between S&G, Daewon or Merger Sub, on the one hand, and any member of Peak’s management or directors, on the other hand, as of the date hereof that relate in any way to Peak or the transactions contemplated by this Agreement. Prior to the Board of Directors of Peak approving this Agreement, the Amalgamation and the other transactions contemplated hereby for purposes of the applicable provisions of Bermuda Law, neither S&G nor Daewon nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under Bermuda Law to be applicable to this Agreement, the Amalgamation, or any transactions contemplated by this Agreement.

3.11 Information in Proxy Statement. None of the information supplied or to be supplied by S&G, Daewon and Merger Sub in writing, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by Peak in connection with the Amalgamation and other transactions contemplated by the Agreement, when supplied to Peak, when filed with the SEC and, in case of the Proxy Statement (as defined below), when mailed to Peak’s shareholders and at the time of the Peak SGM, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.12 Ownership of Peak Shares. Neither S&G, Daewon, Merger Sub nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Peak Shares or other securities convertible into, exchangeable into or exercisable for shares of Common Stock. Except for the Voting Agreements being executed and delivered concurrently herewith, there are no voting trusts or other agreements, arrangements or understandings to which S&G, Daewon, Merger Sub or any of their respective Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of Peak or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which S&G, Daewon, Merger Sub or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of Peak or any of its Subsidiaries.

3.13 No Additional Representations.

(a) Each of S&G, Daewon and Merger Sub acknowledges that it, together with its representatives, (i) has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning Peak and its Subsidiaries and their businesses and operations; (ii) has requested and received access to such books and records, facilities, equipment, Contracts and other assets of Peak which it and its representatives as each such party considers material in determining whether to enter into, perform and consummate the transactions contemplated by this Agreement; and (iii) has had full opportunity to meet with the management of Peak to discuss the business and assets of Peak, and to ask all questions of and receive answers from Peak in determining whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

(b) S&G, Daewon and Merger Sub acknowledge that neither Peak nor any person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Peak and its Subsidiaries furnished or made available to S&G, Daewon or Merger Sub and any of their respective representatives, in each case except as expressly set forth in Article II (as modified by the Peak Disclosure Schedule), and neither Peak, its directors, officers, employees, agents or other representatives, nor any other person shall be subject to any liability to S&G, Daewon or Merger Sub or any other person resulting from Peak’s making available, or S&G’s, Daewon’s or Merger Sub’s use of, such information, including the confidential management presentation and other presentation materials delivered to S&G, as subsequently updated, supplemented or amended (the “Presentation Materials”), or any information, documents or material made available to S&G or Merger Sub in the due diligence materials provided, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except as expressly set forth in Article II (as modified by the Peak Disclosure Schedule and the Peak SEC Reports to the extent described in the first paragraph of Article II), Peak makes no representation or warranty to S&G, Daewon or Merger Sub with respect to (i) the information set forth in the Presentation Materials or (ii) any projections, forecasts or other estimates, plans or budgets of future revenues, expense or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Peak or any of its Subsidiaries or the future business, operations or affairs of Peak or any of its Subsidiaries theretofore or hereafter delivered to or made available to S&G, Daewon, Merger Sub or their respective representatives or affiliates, whether or not included in the Presentation Materials or any management presentation.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Peak. Except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Peak Disclosure Schedule or approved by S&G in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Peak and its Subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to: (a) preserve intact its present business organization; and (b) preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that in the event Peak shall be required to take or refrain from taking any action pursuant to this Section 4.1 that would cause or would have the result of causing any representation or warranty of Peak set forth in this Agreement to be or become inaccurate, Peak shall so notify S&G in writing, and as soon as practicable, and in no event more than three (3) business days after S&G’s receipt of such notice, S&G shall advise Peak in writing as to whether Peak should (x) take or refrain from taking such action, in which event such action or inaction shall not be deemed to constitute a breach of, or inaccuracy in, such representations or warranties, or (y) cause such representation or warranty to remain accurate, in which case such action or inaction shall not be deemed to constitute a breach of this Section 4.1.

In addition, except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Peak Disclosure Schedule or approved by S&G in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Peak shall not do any of the following and shall not permit its Subsidiaries to do any of the following (it being understood and agreed that any action taken or omitted to be taken by Peak after the execution and delivery of this Agreement that is either permitted by the terms of this Section 4.1 or approved by S&G in writing pursuant to this Section 4.1 shall not be deemed to constitute a breach of, or inaccuracy in, any of the representations or warranties of Peak set forth in this Agreement):

(a) Waive any stock repurchase rights, accelerate, (other than in accordance with written agreements outstanding on the date hereof and disclosed on Section 2.3 of the Peak Disclosure Schedule), amend or change the period of exercisability of any Peak Share Option, reprice any Peak Share Option, authorize cash payments in exchange for any Peak Share Option, allow any new enrollments in the ESPP or allow any participant in the ESPP to increase his or her participation rate in the ESPP;

(b) Grant any severance or termination pay to any officer or employee except in the ordinary course of business consistent with past practices or pursuant to written agreements outstanding, or written policies disclosed in the Peak Disclosure Schedule, or as required by applicable law or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement, custom, policy or arrangement existing on the date hereof, except for such increases as may be required by the terms of a Company Plan or agreement or pursuant to applicable Legal Requirements, or grant any equity based compensation, whether payable in cash or stock, including any Peak Share Options, all except the issuance of Peak Shares upon exercise of vested Options contemplated by this Agreement;

(c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Peak Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to end users in the ordinary course of business consistent with past practices; provided that in no event shall Peak: (i) license on an exclusive basis or sell any Peak Owned Intellectual Property; or enter into any Contract (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practices, or (B) limiting the right of Peak to engage in any line of business or to compete with any person;

(d) Enter into, renew or modify any Contracts relating to the distribution or marketing by third parties of Peak Products;

(e) Declare, set aside or pay any dividends on or bonus issue of or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or consolidate, subdivide, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Peak or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to share option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of Peak Shares pursuant to the exercise of share options, warrants and other agreements set forth in Section 2.3 of the Peak Disclosure Schedule, in each case outstanding as of the date of this Agreement;

(h) Cause, permit or propose any amendments to the Peak Charter Documents (or similar governing instruments of any of its Subsidiaries);

(i) Acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or alliances or form or agree to form any subsidiaries;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any material properties or assets of Peak and its Subsidiaries, taken as a whole, or any interest therein other than sales and licenses in the ordinary course of business consistent with past practice; modify, amend or terminate any existing Contract affecting the use, possession or operation of any material properties or assets of Peak and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; or grant or otherwise create or consent to the creation of any Lien affecting any owned or leased real property of Peak and its Subsidiaries, taken as a whole, or any part thereof, other than in the ordinary course of business consistent with past practice;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Peak, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

(l) (i) Adopt or amend any employment agreement or Company Plan, except as may be required by law; or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”, except as may be required by Legal Requirements, and who are not officers of Peak); (ii) agree to pay or pay any special bonus or special remuneration to any director or employee; or (iii) increase the salaries or wage rates or benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed in Section 2.11 of the Peak Disclosure Schedule;

(m) (i) Pay, discharge, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle any material litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar Contract to which Peak or any of its Subsidiaries is a party or of which Peak or any of its Subsidiaries is a beneficiary;

(n) Modify or amend in any material respect, or terminate, any Contract set forth in Section 2.17 or 2.18 of the Peak Disclosure Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Except as required by GAAP, revalue any of its assets (including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable) or make any material change in accounting methods, principles or practices;

(p) Hire any employee with an annual compensation level in excess of US$40,000, or increase the total number of employees above the number of employees at the Company as of the date of this Agreement;

(q) Other than (i) fees and expenses up to US$1,250,000 payable to Houlihan Lokey pursuant to the engagement letter referred to in Section 2.16 and (ii) fees and expenses payable to Heller Ehrman LLP in an amount to up to US$35,000 per month (other than fees and expenses in connection with the Amalgamation, which may be paid when due), make any payments outside of the ordinary course of business in excess of US$50,000 in the aggregate;

(r) Other than in the ordinary course of business or as required or permitted by this Agreement, enter into any Contract or series of related Contracts requiring Peak or any of its Subsidiaries to pay in excess of US$50,000 over the term of such Contract or series of Contracts;

(s) Make or change any material Tax election, adopt or change any Tax accounting method, agree to settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes, or request, negotiate or agree to any Tax rulings; or

(t) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (s) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Formation of S&G Sub. Immediately following the execution of this Agreement, S&G shall form a wholly owned subsidiary as an exempted company under the laws of Bermuda (“Merger Sub”), and shall cause Merger Sub to become a party to this Agreement through the execution of a counterpart signature page to this Agreement. Upon the execution of such counterpart signature page, Merger Sub shall (i) automatically become a party to this Agreement without any amendment to this Agreement or the consent of any other party to this Agreement, and (ii) make the representations and warranties provided in Article III.

5.2 Regulatory Publications and Filings; Preparation of Certificate of Amalgamation. Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Entity with respect to the Amalgamation and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

(a) As promptly as reasonably practicable after the execution of the Agreement, Peak shall prepare and file the proxy statement to be sent to the shareholders of Peak in connection with the Peak SGM (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) with the SEC under the Exchange Act. S&G shall provide promptly to Peak such information concerning itself as, in the reasonable judgment of Peak or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. Peak shall respond to any comments of the SEC, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and Peak shall cause the Proxy Statement to be mailed to its shareholders at the earliest reasonably practicable time after the Proxy Statement is cleared by the SEC. Peak shall notify S&G promptly upon the receipt of any written comments from the SEC or its staff and of any written request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply S&G with copies of all correspondence between Peak or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Peak shall give S&G and its counsel the opportunity to review and approve the Proxy Statement, including all amendments and supplements thereto (provided that S&G’s approval right hereunder shall not extend to disclosures related to Peak’s board process related to the transactions contemplated by this Agreement, including but not limited to the recommendation of Peak’s Board of Directors, any changes in such recommendation, the reasons for the transaction or the opinion of Peak’s financial advisor) prior to its being filed with the SEC and shall give S&G and its counsel the opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Peak shall cause the Proxy Statement to comply in all material respects with all applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Peak shall promptly inform S&G of such occurrence and file with the SEC or its staff and/or mail to shareholders of Peak, such amendment or supplement.

(b) As soon as may be reasonably practicable, Peak and S&G each shall file any pre-merger notification forms required by control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. Peak and S&G each shall promptly: (i) supply the other with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither S&G nor Peak shall be required to agree to any divestiture by itself or any of its Subsidiaries or affiliates of shares of capital stock or of any material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(c) Without derogating from the provisions of Section 5.7, Peak and S&G shall cause their respective counsels, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of any documents required to be filed or published pursuant to this Section 5.2. The parties further agree to comply at all times with all the procedures detailed in the Bermuda Act and to take all necessary actions in order to minimize the duration of such procedures.

5.3 Approval of Shareholders of Peak.

(a) As promptly as practicable after the execution and delivery of this Agreement and in accordance with the Bermuda Act and the Peak Charter Documents, Peak shall convene the Peak SGM of its shareholders for the purpose of approval of the terms and conditions of this Agreement, the Amalgamation and the transactions contemplated hereby. Unless the Board of Directors of Peak shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement, the Amalgamation and the transactions contemplated thereby in compliance with Section 5.3(d) hereof, Peak shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of such matters and to secure the vote or consent of holders of a majority of the votes cast at the Peak SGM. Notwithstanding anything to the contrary contained in this Agreement, Peak may adjourn or postpone the Peak SGM to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Peak’s shareholders in advance of a vote on this Agreement, the Amalgamation and the transactions contemplated hereby or, if as of the time for which the Peak SGM is originally scheduled (as set forth in the Proxy Statement) there are insufficient Peak Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Peak SGM.

(b) Peak shall call, give notice of, convene, hold, conduct and solicit all proxies in connection with, the Peak SGM in compliance with all applicable Legal Requirements, including the Bermuda Act, the Peak Charter Documents, and the rules of Nasdaq.

(c) Unless the Board of Directors of Peak shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement, the Amalgamation and the transactions contemplated thereby in compliance with Section 5.3(d) hereof: (i) the Board of Directors of Peak shall recommend that Peak’s shareholders entitled to vote in respect thereof, vote in favor of and approve this Agreement, the Amalgamation and the transactions contemplated by this Agreement at the Peak SGM; and (ii) neither the Board of Directors of Peak nor any committee thereof shall withhold, withdraw, amend, modify, change or publicly propose or publicly resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to S&G, the recommendation of the Board of Directors of Peak that Peak’s shareholders vote in favor of and approve this Agreement, the Amalgamation and the transactions contemplated by this Agreement.

(d) Nothing in this Agreement shall prevent the Board of Directors of Peak from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the Amalgamation if: (i) a Superior Proposal (as defined below) is made to Peak and is not withdrawn; (ii) neither Peak nor any of its representatives shall have violated the terms of Section 5.6 hereof in any material respect in connection with such Superior Proposal; (iii) the Board of Directors of Peak concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure to withhold, withdraw, amend, modify or change such recommendation would be inconsistent with the fiduciary obligations of the Board of Directors of Peak to Peak or to Peak’s shareholders; (iv) this Agreement, the Amalgamation and the transactions contemplated hereby have not yet been approved by Peak’s shareholders at the Peak SGM; and (v) concurrently with any such withholding, withdrawal, amendment, modification or changing of such recommendation, Peak shall have terminated this Agreement pursuant to and in accordance with Section 7.1(i) hereof and entered into an Alternative Agreement.

5.4 Merger Sub Written Resolution. As promptly as practicable after the execution and delivery of this Agreement, Merger Sub shall circulate a written resolution of sole shareholder, and S&G (as the sole shareholder of Merger Sub) shall approve this Agreement, the Amalgamation and the transactions contemplated by this Agreement by executing such written resolution.

5.5 Confidentiality; Access to Information. The parties acknowledge that Peak and Daewon have previously executed a Confidentiality Agreement, dated as of September 20, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. S&G agrees and covenants to be bound by and to adhere to the provisions of the Confidentiality Agreement as if S&G were a party thereto, with the term “you” and the like referring to S&G. Peak will afford S&G and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Peak during the period prior to the Effective Time to obtain all information concerning its business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of Peak, as S&G may reasonably request. No information or knowledge obtained by S&G in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Amalgamation.

5.6 No Solicitation. (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article VII, Peak and its Subsidiaries will not, nor will they authorize or permit, to the extent within its control, any of their respective officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives retained by them to, directly or indirectly: (i) solicit, initiate, or take any action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below); (ii) engage or participate in any discussions or negotiations with any person (other than any officer, director, controlled affiliate or employee of S&G or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of S&G or any of its Subsidiaries) regarding, or furnish to any person any non-public information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Notwithstanding the above, prior to the approval of this Agreement, the Amalgamation and the transactions contemplated hereby by Peak’s shareholders at the Peak SGM, nothing contained in this Agreement (including, without limitation, this Section 5.6) shall prohibit the Board of Directors of Peak from (i) complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with regard to a tender or exchange offer or (ii) in response to an unsolicited Acquisition Proposal that is not withdrawn in writing, from engaging or participating in discussions or negotiations with and furnishing information to the party making such Acquisition Proposal, provided that the Board of Directors of Peak: (A) reasonably and in good faith concludes that the Acquisition Proposal constitutes a Superior Proposal (as defined below) (or that is reasonably likely to constitute, taking into account all of the relevant facts and circumstances, a Superior Proposal) and in good faith believes that the offer is likely to be consummated under the terms stated in such Superior Proposal, and (B) determines in good faith after consultation with its outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with the fiduciary obligations of the Board of Directors of Peak to Peak or to Peak’s shareholders; and provided further that (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, Peak gives S&G written notice of the identity of such person or group (unless prohibited by a confidentiality or non-disclosure agreement entered into prior to the date hereof which cannot be canceled promptly after the date of the Agreement) and of Peak’s intention to furnish information to, or enter into discussions or negotiations with, such party; (y) Peak receives from such party an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement; and (z) contemporaneously with furnishing any such information to such party, Peak furnishes such information to S&G (to the extent such information has not been previously furnished by Peak to S&G). As of the date of this Agreement, Peak and its Subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(b) For purposes of this Agreement: (i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by S&G or Merger Sub or any of their affiliates) relating to any Acquisition Transaction; (ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Peak by any person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Peak or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Peak or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Peak pursuant to which the shareholders of Peak immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Peak; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Peak; and (iii) “Superior Proposal” shall mean any unsolicited, written Acquisition Proposal received or made in compliance with Section 5.6(a) believed by Peak’s Board of Directors to be bona fide which: (A) if any cash consideration is involved, is not subject to any financing contingency or, if subject to a financing contingency, such financing in the reasonable judgment of Peak’s Board of Directors is likely to be obtained on a timely basis; and (B) Peak’s Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction is more favorable to the shareholders of Peak, from a financial point of view, than the Transaction (taking into account the advice of Peak’s financial advisors).

In addition to the obligations of Peak set forth in Section 5.6(a), Peak shall, as promptly as practicable and in any event within two business days, advise S&G in writing of: (i) any request for non-public information in connection with, or which Peak reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which Peak reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry (unless prohibited by a confidentiality or non-disclosure agreement entered into prior to the date hereof which cannot be canceled promptly after the date of the Agreement). Peak shall keep S&G informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Peak shall: (i) provide S&G with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of Peak’s Board of Directors) of any meeting of Peak’s Board of Directors at which Peak’s Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal and shall not resolve to recommend such Superior Proposal without having notified S&G at least 48 hours prior to such recommendation. Nothing in this Section 5.6 shall prevent Peak from sending a written notice to any party with whom Peak has entered into a non-disclosure agreement and informing such party that the non-disclosure agreement is terminated by such notice and that any further communications between the party and Peak or any of its Subsidiaries would not be covered by the non-disclosure agreement.

5.7 Public Disclosure. S&G and Peak will consult with each other and, to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement as to the content of such press release or public statement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

5.8 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Amalgamation and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, rulings, exemptions, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Peak, S&G and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement (except as otherwise set forth in this sentence), neither S&G nor Peak shall have any obligation under this Agreement: (i) to dispose or transfer or cause any of its respective Subsidiaries to dispose of or transfer any material assets, or to commit to cause Peak to dispose of any material assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any material product or service, or to commit to cause Peak to discontinue offering any material product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any person, any material technology, software or other proprietary asset, or to commit to cause Peak to license or otherwise make available to any Person any material technology, software or other proprietary asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any material assets or operations (either before or after the Closing Date), or to commit to cause Peak to hold separate any material assets or operations; (v) subject to Section 5.6 hereof, to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Peak or that would affect its discretion in determining the terms of any Contract or relationship with any person or entity; or (vi) to contest or defend against any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby except, in the case of any action described in clauses (i) through (vi) of this sentence, where such action would not, in S&G’s sole good faith judgment, be reasonably expected to be materially burdensome to S&G, Peak and their Subsidiaries taken as a whole, or, in the case of any action described in clause (vi) of this sentence, if Peak determines in good faith that contesting the legal proceeding would not be advisable. The Chief Executive Officer of Peak shall use commercially reasonable efforts to contact Peak’s significant shareholders and encourage them to vote in favor of the Amalgamation.

5.9 Third Party Consents. As soon as practicable following the date hereof, Peak, with commercially reasonable assistance from S&G, but without any requirement that Peak expend more than a nominal sum of money, will obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including those Contracts set forth or required to be set forth on Section 2.5(a) of the Peak Disclosure Schedule.

5.10 Share Options and Employee Benefits.

(a) Peak Share Options. Prior to the Effective Time, pursuant to the actions of the Peak Board as authorized by the terms of the Peak Option Plans, each outstanding Peak Share Option shall be converted at the Effective Time into the right to receive a cash payment from the Amalgamated Company, payable as soon as practicable following the exercise of the Peak Share Option, equal to an amount per Common Share subject to such Peak Share Option equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Common Share subject to such vested and exercised Peak Share Option, less any applicable withholding taxes.

(b) ESPP. Prior to the Effective Time, Peak shall take all action necessary to cause the rights of participants in the ESPP with respect to any offering then underway under the ESPP to be determined by treating a date prior to the Effective Time as determined by Peak’s Board of Directors as the last day of such offering.

(c) 401(k) Plan; ESPP. Peak shall terminate or withdraw from, effective as of the day immediately preceding the Effective Time, any and all Company Plans intended to include a Code Section 401(k) arrangement (the “401(k) Plans”) and shall terminate, effective as of the day immediately preceding the Effective Time, the Peak International Limited 2000 Employee Share Purchase Plan and the Peak 1998 ESPP (the “ESPP”). Prior to the Closing Date, S&G shall receive from Peak evidence that the withdrawal and termination referred to in the preceding sentence, as appropriate, have been effectuated pursuant to resolutions of each such entity’s Board of Directors (such resolution to be subject to reasonable review by S&G), effective as of the day immediately preceding the Effective Time.

(d) Benefits. Following the Closing, S&G shall provide each Employee of Peak and its Subsidiaries who becomes actively employed by S&G or its Subsidiaries (each a “Continuing Employee”) with benefits (excluding any equity compensation) that are substantially similar to such benefits provided to such persons by Peak and its Subsidiaries immediately prior to the Effective Time. Each Continuing Employee shall receive full credit for years of service with any one or more of Peak, any Subsidiary and prior employers for purposes of vesting, eligibility and benefit levels under any S&G employee benefit plan in which such employee participates after the Effective Time (the “Counterpart Plans”), to the same extent and for the same purposes thereunder as such service was recognized under any analogous benefit plan of Peak or its Subsidiaries immediately prior to the Effective Time; provided, that nothing herein is intended to result in duplication of benefits. S&G and its Subsidiaries shall give credit under the Counterpart Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums under the Company Plans in respect of the applicable plan year in which the Effective Time occurs. With respect to its medical plans, S&G and its Subsidiaries shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to Continuing Employees under the Counterpart Plans in which Continuing Employees become eligible to participate on or following the Effective Time. Nothing in this Section 5.10(d) shall be construed to entitle any person to continue his or her employment for any period of time or prevent S&G from amending any of the Counterpart Plans or Peak employee benefit plans at any time.

5.11 Notification.

(a) Peak shall give prompt notice to S&G upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Peak to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b) S&G shall give prompt notice to Peak upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of S&G or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.12 Indemnification.

(a) From and after the Effective Time, S&G will cause the Amalgamated Company to fulfill and honor in all respects the obligations of Peak pursuant to any indemnification and exemption agreements in effect immediately prior to the Effective Time between Peak and its current and former directors and officers (the “Indemnified Parties”) and any indemnification and exculpation provisions under the Peak Charter Documents as in effect on the date hereof. The Bye-Laws and other governing documents of the Amalgamated Company will contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those contained in the Peak Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of Peak, unless such modification is required by law.

(b) For a period of six (6) years after the Effective Time, S&G will cause the Amalgamated Company to maintain in full force and effect the current policies of directors’ and officers’ liability insurance maintained by Peak and its Subsidiaries and to honor all obligations thereunder. S&G may substitute therefor policies of substantially similar coverage containing terms and conditions that are not less advantageous in all material respects to the Indemnified Parties. Notwithstanding the foregoing, in no event will S&G or the Amalgamated Company be required to maintain such policies to the extent the cost of maintaining the same shall increase by more than 250% from the cost most recently incurred by Peak for maintaining the same, in which case S&G or the Amalgamated Company shall maintain as much comparable insurance as can be obtained for such amount.

(c) S&G shall pay all expenses, including attorneys fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 5.12.

(d) The provisions of this Section 5.12 shall survive the consummation of the transactions contemplated by this Agreement at the Effective Time and continue for the periods specified in this Section 5.12 and are: (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives; and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such person may have under the Peak Charter Documents or other organizational documents of Peak or any of its Subsidiaries or the Amalgamated Company, by contract, applicable law or otherwise. In the event S&G, the

Amalgamated Company or any of their respective successors or assigns consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger, or transfers all or substantially all of its properties and assets to any person in a single transaction or series of related transactions, then, and in each such case, S&G shall make or cause to be made proper provision so that the successors and assigns of Peak, S&G or the Amalgamated Company shall assume the indemnification obligations set forth in this Section 5.12 for the benefit of the Indemnified Parties.

5.13 Guaranty of S&G and Merger Sub Obligations. Daewon hereby guarantees the performance of S&G and Merger Sub of all obligations of S&G and Merger Sub pursuant to this Agreement including without limitation, subject to the terms of this Agreement, the payment of the Merger Consideration and the indemnification obligations set forth in Section 5.12. S&G shall cause Merger Sub to comply with all of its obligations under this Agreement and hereby guarantees such performance.

5.14 Payment of Certain Accounts Payable and Closing Costs. Within five (5) days following the Closing Date, S&G shall, to the extent not previously paid by Peak prior to the Closing Date, cause the Amalgamated Company to pay in full (the “Accounts Payable Costs”) all accounts payable of Peak and its Subsidiaries and all costs and expenses incurred by Peak in connection with this Agreement and the Amalgamation (including but not limited to all banking, accounting, legal and printing fees and expenses) (the “Transaction Costs”). The Accounts Payable Costs are set forth on Schedule 5.14. Schedule 5.14 sets forth Peak’s estimates of the Transaction Costs as of the date of this Agreement and such Transaction Costs shall be updated by Peak as of immediately prior to the Closing Date. All such fees are due upon the Closing. For the avoidance of doubt, all Transaction Costs and Accounts Payable set forth on Schedule 5.14, as updated as of the Closing, are due at closing and shall be paid in accordance in with this Section 5.14.

5.15 Agreement to Defend; Shareholder Litigation. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other person is commenced that questions the validity or legality of the Amalgamation or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto; provided, that nothing in this Section 5.15 shall limit the parties’ obligations under Section 5.8 hereof. Peak shall give S&G a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against Peak and its directors relating to the Amalgamation; provided, that no such settlement shall be agreed to without S&G’s consent, which shall not be unreasonably withheld, conditioned or delayed.

5.16 Corporate Authority. Contemporaneously with the Closing, Peak shall cause each officer of Peak to surrender his authority over all Peak finances, including without limitation, all Peak bank accounts, and evidence of the foregoing (in form and substance reasonably satisfactory to S&G). Contemporaneously with the Closing, Peak also shall deliver to S&G such documents as are necessary or advisable (in form and substance reasonably satisfactory to S&G) to transfer authority over Peak’s finances, including without limitation, all Peak bank accounts, to S&G and the Amalgamated Company.

ARTICLE VI

CONDITIONS TO THE AMALGAMATION

6.1 Conditions to Obligations of Each Party to Effect the Amalgamation. The respective obligations of each party to this Agreement to effect the Amalgamation shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of S&G and Peak:

(a) Approval of Shareholders of Peak. This Agreement, the Amalgamation and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Peak in accordance with the Bermuda Act and the Peak Charter Documents.

(b) No Order; Competition Laws. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) after the date hereof which is in effect and which has the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation. Any notification, waiting period, or approval requirements under the competition laws of the jurisdictions, where the failure to satisfy such requirements would have a Material Adverse Effect on Peak or S&G, shall have been satisfied.

(c) Bermuda Governmental Approvals. All publications and filings required under the Bermuda Act shall have been performed, and all Bermuda Governmental Entity approvals required pursuant to the Bermuda Act for the consummation of the Amalgamation and the other transactions contemplated by this Agreement shall have been obtained, except for such filings in connection with Amalgamation that are required to be filed after the Effective Time.

(d) Other Approvals. All other consents, authorizations, orders and approvals or filings with any third party or Governmental Entity in connection with the execution, delivery and consummation of this Agreement and the Amalgamation, where the failure to obtain such consent or approval would have a Material Adverse Effect on Peak or S&G, shall have been obtained or made.

(e) Proxy Statement. No order suspending the use of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

6.2 Additional Conditions to the Obligations of S&G and Merger Sub. The obligations of S&G and Merger Sub to consummate and effect the Amalgamation shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by S&G:

(a) Representations and Warranties. Each representation and warranty of Peak contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Peak (provided, however, that such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.3(a), 2.19 and 2.21, which representations and warranties shall be true and correct in all material respects as of the applicable date). For purposes of determining the accuracy of such representations and warranties for purposes of determining whether this condition has been satisfied: (A) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases (other than specified Dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Peak Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. S&G shall have received a certificate with respect to the foregoing signed on behalf of Peak by the Chief Executive Officer and Chief Financial Officer of Peak.

(b) Agreements and Covenants. Peak shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and S&G shall have received a certificate to such effect signed on behalf of Peak by the Chief Executive Officer and the Chief Financial Officer of Peak.

(c) Consents. S&G shall have received duly executed copies of the consents, waivers or approvals listed on Schedule 6.2(c) in substance reasonably satisfactory to S&G.

(d) Dissentient Shareholders. The aggregate total number of Peak Shares held by Dissentient Shareholders, if any, shall be no more than 15% of the total issued and outstanding Peak Shares as of immediately prior to the Effective Time.

(e) Management Resignations. The management employees of Peak listed on Schedule 6.2(e) shall have executed resignation letters and settlement and release agreements in forms previously agreed by S&G and Peak.

(f) Director and Officer Resignations. All directors of Peak and each of its Subsidiaries shall have executed resignation letters in form reasonably satisfactory to S&G which shall become effective as of the Closing Date.

(g) Peak Option Plans. Peak shall have taken such actions necessary to terminate the Peak Option Plans without the incurrence of any costs or liability to Peak (other than incidental legal and other administrative costs), and shall have obtained releases from the directors and officers of Peak listed on Schedule 6.2(g) with respect to the conversion of all of such directors’ and officers’ Peak Share Options as described in Section 5.10(a) without the incurrence of any costs or liability to Peak (other than incidental legal and other administrative costs).

6.3 Additional Conditions to the Obligations of Peak. The obligation of Peak to consummate and effect the Amalgamation shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Peak:

(a) Representations and Warranties. Each representation and warranty of S&G and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on S&G. For purposes of determining the accuracy of such representations and warranties for purposes of determining whether this condition has been satisfied: (A) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases (other than dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the S&G Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Peak shall have received a certificate with respect to the foregoing signed on behalf of S&G by an authorized officer of S&G.

(b) Agreements and Covenants. S&G and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Peak shall have received a certificate to such effect signed on behalf of S&G by an authorized officer of S&G.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Peak:

(a) by mutual written consent duly authorized by the Boards of Directors of S&G and Peak;

(b) by either Peak or S&G, if the Amalgamation shall not have been consummated by September 30, 2008 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Amalgamation to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(c) by either Peak or S&G, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action after the date hereof, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Amalgamation, which order, decree, ruling or other action shall have become final and nonappealable;

(d) by either Peak or S&G, if the required approvals of the shareholders of Peak contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Peak SGM or at any adjournment or postponement thereof; provided, however, that in such an event, Peak shall reimburse S&G, within five (5) business days of such termination, for up to $150,000 in the aggregate for all documented out-of-pocket expenses incurred by S&G prior to such date with respect to this Agreement and the transactions contemplated thereby; and provided further that in the event that Peak completes an Acquisition Transaction during the six month period following such termination date or, in the case of an acquirer that had made an Acquisition Proposal to Peak’s Board of Directors after the date hereof and prior to the date of Peak SGM, during the 12 month period following such termination date, then Peak shall pay S&G, upon the closing of the Alternative Agreement (as defined below) relating to the Acquisition Transaction for which such Acquisition Proposal had been made, the Termination Fee, as defined below. Any amounts paid by Peak to S&G pursuant to its reimbursement obligation in the preceding sentence will be deducted from the amounts due to S&G as Termination Fee under this Section 7.1(d).

(e) by Peak, upon a breach of any representation, warranty, covenant or agreement on the part of S&G or Merger Sub set forth in this Agreement, or if any representation or warranty of S&G or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in S&G’s or Merger Sub’s representations and warranties or breach by S&G or Merger Sub is curable by S&G or Merger Sub through the exercise of its commercially reasonable efforts, then Peak may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Peak to S&G and Merger Sub of such breach, provided S&G or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Peak may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by S&G or Merger Sub is cured during such thirty (30)-day period);

(f) by S&G, upon a breach of any representation, warranty, covenant or agreement on the part of Peak set forth in this Agreement, or if any representation or warranty of Peak shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Peak’s representations and warranties or breach by Peak is curable by Peak through the exercise of its commercially reasonable efforts, then S&G may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from S&G to Peak of such breach, provided Peak continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that S&G may not terminate this Agreement pursuant to this paragraph (f) if such breach or inaccuracy by Peak is cured during such thirty (30)-day period);

(g) by S&G, if a Material Adverse Effect has occurred with respect to Peak and its Subsidiaries taken as a whole; provided, that if such Material Adverse Effect is curable by Peak or any of its Subsidiaries through the exercise of its commercially reasonable efforts, then S&G may not terminate this Agreement under this Section 7.1(g) for thirty (30) days after delivery of written notice from S&G to Peak of such Material Adverse Effect, provided Peak continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that S&G may not terminate this Agreement pursuant to this paragraph (g) if such Material Adverse Effect is cured during such thirty (30)-day period);

(h) by S&G, if a Triggering Event (as defined below) shall have occurred, in which event Peak shall pay S&G, within three (3) business days after demand by S&G, an amount equal to $1,242,330.00 (the “Termination Fee”); or

(i) by Peak, in order to enter into a binding definitive agreement with a third party (an “Alternative Agreement”); provided such Alternative Agreement provides for a Superior Proposal in accordance with the provisions of Section 5.6 hereof; and provided that immediately prior to such termination, and as a condition to such termination, (i) Peak shall have paid S&G the Termination Fee; (ii) Peak shall have given S&G at least three (3) business days prior written notice of its intention to enter into an Alternative Agreement, which notice shall be accompanied by a correct and complete copy of such Alternative Agreement (and Peak shall thereafter promptly provide S&G with correct and complete copies of any amendments or proposed amendments thereto), and during such period shall give S&G the opportunity to meet with Peak to suggest such modifications to the terms hereof that S&G may deem advisable; and (iii) within three (3) business days after such termination Peak enters into such Alternative Agreement (as amended in accordance with the correct and complete copies of any amendments or proposed amendments thereto).

(j) For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Peak or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner materially adverse to S&G its recommendation in favor of, the approval of this Agreement, the Amalgamation or the transactions contemplated by this Agreement; (ii) Peak shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Peak in favor of the approval of this Agreement, the Amalgamation and the transactions contemplated by this Agreement; (iii) the Board of Directors of Peak or any committee thereof shall have approved or publicly recommended any Acquisition Proposal (other than a confidentiality agreement as permitted by Section 5.6); (iv) the provisions of Section 5.6 of this Agreement shall have been materially breached; (v) Peak shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Peak shall have been commenced by a person unaffiliated with S&G and Peak shall not have sent to its security holders pursuant to Rule 14d-9 or 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Peak recommends rejection of such tender or exchange offer.

(k) Peak acknowledges that the agreements contained in this Section 7.1 with respect to the payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, S&G would not enter into this Agreement; accordingly, if Peak fails to pay in a timely manner the amounts due pursuant to this Section 7.1 and, in order to obtain such payment, S&G makes a claim that results in a judgment against Peak for the amounts set forth in this Section 7.1, Peak shall pay to S&G its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.1 at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. The Termination Fee shall be the exclusive remedy under this Agreement except for willful, intentional or material breaches of a covenant in this Agreement.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 7.1, this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement (including without limitation the agreement of S&G in Section 5.5 of this Agreement to be bound by and to adhere to the provisions of the Confidentiality Agreement as if S&G were a party thereto with the term “you” and the like referring to S&G), all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses. Except as set forth in Section 5.14 and Section 7.1 with respect to the Termination Fee, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Amalgamation is consummated.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of S&G, Daewon and Peak.

7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Peak, S&G, Daewon and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants contained in this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to S&G, Daewon or Merger Sub, to:

S&G Company, Ltd.

235 Doyak-gil, Wonmi-gu, Bucheon

Gyunggi-do, Korea 420-831

Attention: Sungyuk Won

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

Attention: Yoichiro Taku

(b)	if to Peak, to:

Peak International Limited

Flat E & F, 19/F., CDW Building, 388 Castle Peak Road

Tsuen Wan, New Territories

Hong Kong

Phone: 011-852-3193-6000

Fax: +852.2498.5382

Attention: Dean Personne

with a copy (which will not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Phone: (650) 324-7000

Fax: (650) 324-0638

Attention: Mark Medearis

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b) The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, which is legally binding.

(c) For purposes of this Agreement, (i) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity and (ii) the term “Subsidiary” means, with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests.

(d) When used in connection with S&G, or Peak, as the case may be, the term “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity’s stock price or trading volume in and of itself (but not excluding the underlying cause of any such change pursuant to this clause (i)); (ii) any change, event, violation, inaccuracy, circumstance or effect that results from changes, events or circumstances affecting (A) any of the industries in which such entity operates generally, (B) general economic conditions (which changes, events or circumstances in the case of (A) and (B) do not disproportionately affect such entity); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from public announcement or pendency of this Agreement and the Amalgamation, including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor or supplier relationships that results therefrom; (iv) any change, event, violation, inaccuracy, circumstance or effect resulting from acts of war or terrorism or any escalation thereof in and of itself (but excluding any changes or effect uniquely on or uniquely with respect to Peak resulting from any such act pursuant to this clause (iv)); (v) any change, event, violation, inaccuracy, circumstance or effect that results from any action or inaction taken by S&G; (vi) compliance with the terms of, or the taking of any action required to be taken by this Agreement, or actions or omissions of Peak or any of its Subsidiaries that S&G has requested or to which S&G has consented; (vii) any failure, in and of itself, of Peak to meet internal or published projections, forecasts or revenue or earnings projections for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); or (viii) the institution of litigation against Peak or any of its officers or directors alleging breach of their fiduciary duties in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement.

(e) The words “foreign” and “domestic” when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

(f) “Knowledge” of a party with respect to any fact or other matter in question means the actual knowledge of any of the executive officers or directors of such party or the knowledge that any of such executive officers would be reasonably expected to have after making due and diligent inquiry of those executive officers employed by such party who would reasonably be expected to have actual knowledge of the fact or other matter in question.

8.4 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood and agreed that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Peak Disclosure Schedule and the S&G Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflict of law provisions. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Unless otherwise indicated, all references to “$”, “US$” and “dollars” are references to the lawful currency of the United States of America. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties. All correspondence, notices, orders, claims, suits and other communication between the parties shall be written or conducted in English.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Amalgamation to be executed by their duly authorized respective officers as of the date first written above.

S&G COMPANY, LTD.

By:	/s/ Sungyuk Won
Name:	Sungyuk Won
Title:	President

DAEWON SEMICONDUCTOR PACKAGING INDUSTRIAL CO., LTD.

By:	/s/ Sungyuk Won
Name:	Sungyuk Won
Title:	Senior Vice President

PEAK INTERNATIONAL LTD.

By:	/s/ Dean Personne
Name:	Dean Personne
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF AMALGAMATION]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Amalgamation to be executed by their duly authorized respective officers as of the date first written above.

Executed following the formation of S&G Company, Ltd. as a Bermuda company:

S&G COMPANY, LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF AMALGAMATION]